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                                                                   Exhibit 10.16

                               Alloy Designs, Inc.
                               79 Franklin Street
                                Allston, MA 02134

                                                 August 25, 1997

Re: Amendment No. 1 to Stockholders' and Voting Agreement

Dear Stockholder:

      As a condition to their investment, certain participants in the recent private offering of Common Stock, $.01 par value per share ("Common Stock") of Alloy Designs, Inc. (the "Company") requested that, for so long as the Company remains a so-called S corporation for federal income tax purposes, the Company covenant to distribute cash to stockholders in an amount sufficient to enable stockholders to pay tax liability in years in which the Company has taxable net income.

      Accordingly, the Company hereby agrees to the addition of the following section to the Stockholders and Voting Agreement (the "Stockholders and Voting Agreement") dated as of June 30, 1997 by and among the Company and the stockholders of the Company:

      "2.5 Distributions to Stockholders. For so long as the Company is taxed as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), subject to any limitations on distributions imposed by statute, the Company and Stockholders agree as follows:

            (i) Subject to terms of this Section 2.5, the Company shall use all reasonable efforts to make pro rata distributions of money, based on ownership of shares of Common Stock, to pay the federal and state income taxes on the income (net of any tax benefits produced for the Stockholders by the Company's losses, deductions and credits) that passes through from the Company under the applicable provisions of the Code.

            (ii) The total amount to be distributed shall be determined by conclusively presuming that all taxable income passed through to each Stockholder will be taxed at the maximum federal rate (without regard to exemptions or phaseouts of lower tax rates) and the maximum State of New York rate at which income of any individual can be taxed in the calendar year that includes the last day of the Company's taxable year. It shall further be conclusively presumed that the Stockholder can deduct the State of New York tax for federal income tax purposes, and the calculations shall be made using the net effective State of New York rate.

            (iii) No provision in this Section 2.5 shall cause the total dividend paid

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      with respect to any outstanding share of Common Stock to differ from the per share amounts paid with respect to any other outstanding share of Common Stock.

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            (iv) No provision of this Section 2.5 shall be construed to limit the ability of the Company to declare and pay additional dividends to the Stockholders out of the assets of the Company legally available for such payment at such time or times as the Board of Directors may determine.

      Except as amended hereby, the Stockholders and Voting Agreement remains in full force and effect.

                                    Very truly yours,

                                    ALLOY DESIGNS, INC.


                                    By:______________________________________
                                       Samuel A. Gradess, Executive Vice
                                         President and Secretary

ACCEPTED AND AGREED:

______________________________
Stockholder's Signature

______________________________
Print Name

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Date